Exhibit 99.1

News Release

Media Contact:	Ron Rogers	Investor Contacts:	Carol Ferguson
	(908) 423-6449		(908) 423-4465

Alex Kelly
(908) 423-5185

Merck Announces First-Quarter 2012 Financial Results

•                  2012 First-Quarter Non-GAAP EPS Increased Eight Percent Over Prior Year to $0.99, Excluding Certain Items; GAAP EPS of $0.56

•                  Worldwide Sales Grew One Percent to $11.7 Billion Driven by Growth of Three Percent in Pharmaceuticals (Six Percent, Excluding the Impact of the J&J Arbitration Settlement), Eight Percent in Animal Health and Seven Percent in Consumer Care

•                   Strong Growth Across All Major Businesses Partially Offset by Reductions in Alliance Revenue and Third-Party Manufacturing Sales

•                  Double-Digit Global Growth for JANUVIA, JANUMET, GARDASIL, ISENTRESS and Strong Performance for VICTRELIS

•                  Reaffirmed 2012 Full-Year Non-GAAP EPS Target of $3.75 to $3.85, Excluding Certain Items; GAAP EPS Range of $2.04 to $2.30

WHITEHOUSE STATION, N.J., April 27, 2012 — Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the first quarter of 2012.

$ in millions, except EPS amounts	First Quarter 2012	First Quarter 2011
Sales	$11,731	$11,580
GAAP EPS	0.56	0.34
Non-GAAP EPS that excludes items listed below[1]	0.99	0.92
GAAP Net Income[2]	1,738	1,043
Non-GAAP Net Income that excludes items listed below[1,2]	3,044	2,861

Non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the first quarter of $0.99 exclude acquisition-related costs and restructuring costs.

[1]

Merck is providing certain 2012 and 2011 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP. For a description of the items, see Table 2a including the related footnotes, attached to this release.

[2]	Net income attributable to Merck & Co., Inc.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the tables that follow.

	First Quarter 2012			First Quarter 2011
$ in millions, except EPS amounts	Net Income[2]	EPS		Net Income[2]	EPS
GAAP	$1,738	$0.56		$1,043	$0.34
Difference	1,306	0.43	[3]	1,818	0.58	[3]
Non-GAAP that excludes items listed below	$3,044	$0.99		$2,861	$0.92

$ in millions	First Quarter 2012	First Quarter 2011
Acquisition-related costs[4]	$1,289	$1,657
Restructuring costs	293	126
Arbitration settlement charge	—	500
Other[5]	—	(134)
Net decrease (increase) in income before taxes	1,582	2,149
Estimated income tax (benefit) expense	(276)	(331)
Decrease (increase) in net income	$1,306	$1,818

“Merck’s first-quarter results again demonstrated our ability to execute on our strategic plans and grow the top and bottom lines,” said Kenneth C. Frazier, chairman and chief executive officer of Merck.  “Our performance this quarter was driven by the solid contributions across our pharmaceutical, animal health and consumer care divisions and by our ongoing efforts to operate more effectively and efficiently.

“We’re continuing to drive double-digit growth of key brands like JANUVIA, GARDASIL and ISENTRESS, launch new products like VICTRELIS and achieve solid performance from our diverse businesses.  The growth momentum of our underlying business and strength of our late-stage pipeline position us well, as we prepare for the SINGULAIR patent expiry and beyond.”

Select Revenue Highlights

Worldwide sales were $11.7 billion for the first quarter of 2012, an increase of 1 percent compared with the first quarter of 2011, including a 1 percent negative effect from foreign exchange and a 2 percent unfavorable impact from the arbitration settlement agreement with Johnson & Johnson discussed below.

The following table reflects sales of the company’s top pharmaceutical products, as well as total sales of animal health and consumer care products.

[3]

Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS which may be different than the amount calculated by dividing the impact of the excluded items by the weighted average shares.

[4]

Includes expenses for the amortization of intangible assets and amortization of purchase accounting adjustments to inventories recognized as a result of mergers and acquisitions, as well as intangible asset impairment charges. Also includes integration and other costs associated with mergers and acquisitions.

[5]	Represents a gain on the sale of certain manufacturing facilities and related assets reflected in other (income) expense, net.

$ in millions	First Quarter 2012	First Quarter 2011	Change
Total Sales	$11,731	$11,580	1%
Pharmaceutical	10,082	9,820	3%
SINGULAIR	1,340	1,328	1%
JANUVIA	919	739	24%
ZETIA	614	582	6%
REMICADE	519	753	-31%
VYTORIN	444	480	-8%
JANUMET	392	305	29%
NASONEX	375	373	1%
ISENTRESS	337	292	15%
COZAAR/HYZAAR	336	426	-21%
GARDASIL	284	214	33%
PROQUAD, M-M-R II and VARIVAX	255	244	4%
Animal Health	821	758	8%
Consumer Care	554	517	7%
Other Revenues	274	486	-43%

Pharmaceutical Revenue Performance

First-quarter pharmaceutical sales grew 3 percent to $10.1 billion.  Adjusting pharmaceutical sales in the first quarter of 2011 to exclude sales of REMICADE (infliximab) and SIMPONI (golimumab) from the territories transferred to Johnson & Johnson as a result of the arbitration settlement agreement, pharmaceutical sales would have increased 6 percent in the first quarter of 2012.6  The revenue increases largely reflect strong sales growth for JANUVIA (sitagliptin), VICTRELIS (boceprevir), JANUMET (sitagliptin/metformin hydrochloride), GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16 and 18) Vaccine, Recombinant], ZOSTAVAX (Zoster Vaccine Live) and ISENTRESS (raltegravir).

Sales from emerging markets accounted for approximately 17 percent of pharmaceutical sales in the first quarter.  China grew 19 percent for the first quarter, which includes a 5 percent benefit from foreign exchange, and continues to be a key driver of growth in the emerging markets.

Worldwide sales of the combined diabetes franchise of JANUVIA/JANUMET grew 26 percent to $1.3 billion in the first quarter of 2012 driven by growth in the United States, Europe, Japan and the emerging markets.

Worldwide sales of SINGULAIR (montelukast sodium), a once-a-day oral medicine for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, grew 1 percent

6

$ in millions	First Quarter 2012	First Quarter 2011	Change
Pharmaceutical sales as reported	$10,082	$9,820	3%
Sales of REMICADE and SIMPONI in the territories transferred	—	(270)
Pharmaceutical sales as adjusted	$10,082	$9,550	6%

from the first quarter of 2011 to $1.3 billion.  The U.S. patent for SINGULAIR will expire in Aug. 2012, and the company expects a significant decline in sales thereafter.

Global sales of REMICADE and SIMPONI, treatments for inflammatory diseases, declined 26 percent for the first quarter.  In Europe, Russia and Turkey, where Merck retained exclusive marketing rights, the combined sales of REMICADE and SIMPONI grew 10 percent for the first quarter of 2012.  In July 2011, the company transferred exclusive marketing rights for REMICADE and SIMPONI to Johnson & Johnson in Canada, Central and South America, the Middle East, Africa and Asia Pacific.

ISENTRESS, an HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection, grew 15 percent in the first quarter driven by strong growth in the United States.

Sales recorded by Merck for GARDASIL, a vaccine to help prevent certain diseases caused by four types of human papillomavirus (HPV), were $284 million, an increase of 33 percent for the quarter driven by increased vaccination of males ages 9 through 26 and by the launch in Japan.

Sales of VICTRELIS, the company’s oral hepatitis C virus NS3/4A protease inhibitor, were $111 million in the quarter, including $67 million for the United States and $44 million in the rest of the world.  The company recently launched VICTRELIS in Mexico and Brazil.

Sales of ZOSTAVAX, a vaccine for the prevention of herpes zoster, were $76 million in the quarter, up from $24 million in the prior year when the company experienced supply issues.  In response to the significantly improved supply status of ZOSTAVAX, the company began a U.S. national television campaign in April to help educate consumers about the risk of shingles.

As expected, global sales of Merck’s antihypertensive medicines COZAAR (losartan potassium) and HYZAAR (losartan potassium and hydrochlorothiazide) continued to decline in the first quarter of 2012 following loss of marketing exclusivity in the United States and in major European markets in 2010.

Animal Health Revenue Performance

Animal Health sales totaled $821 million for the first quarter of 2012, an 8 percent increase over the first quarter of 2011, including a 2 percent negative impact due to foreign exchange.  Animal Health had strong performance in the quarter across most regions, with growth led by increased sales of cattle and companion animal products.  The division’s products include pharmaceutical and vaccine products for the prevention, treatment and control of disease in all major farm and companion animal species.

Consumer Care Revenue Performance

First-quarter global sales of Consumer Care were $554 million, an increase of 7 percent compared to the first quarter of 2011.  The sales increase was primarily due to COPPERTONE and the DR. SCHOLL’S footcare line.

Other Revenue Performance

Other revenues – primarily comprised of alliance revenue, miscellaneous corporate revenues and third-party manufacturing sales – declined 43 percent to $274 million.  The change was driven largely by lower revenue from AstraZeneca LP recorded by Merck, which declined 42 percent to $186 million, as well as by lower third-party manufacturing sales partially due to the divestiture of certain manufacturing facilities in 2011.

First-Quarter Expense and Other Information

The costs detailed below totaled $9.2 billion on a GAAP basis during the first quarter of 2012 and include $1.6 billion of acquisition-related costs and restructuring costs.

	Included in expenses for the period
$ in millions	GAAP	Acquisition- Related Costs[4]	Restructuring Costs	Non-GAAP[1]
First Quarter 2012
Materials and production	$4,037	$1,229	$ 5	$2,803
Marketing and administrative	3,074	51	24	2,999
Research and development	1,862	9	45	1,808
Restructuring costs	219	—	219	—

First Quarter 2011
Materials and production	$4,059	$1,297	$ 72	$2,690
Marketing and administrative	3,164	58	23	3,083
Research and development	2,158	302	45	1,811
Restructuring costs	(14)	—	(14)	—

The gross margin was 65.6 percent for the first quarter of 2012 and 64.9 percent for the first quarter of 2011, reflecting 10.5 and 11.9 percentage point unfavorable impacts, respectively, from the acquisition-related costs and restructuring costs noted above.

Marketing and administrative expenses, on a non-GAAP basis, were $3.0 billion in the first quarter of 2012, a decrease from $3.1 billion in the first quarter of 2011.  The decrease was primarily due to ongoing productivity measures.

Research and development (R&D) expenses, on a non-GAAP basis, were $1.8 billion in the first quarter of 2012, comparable with the first quarter of 2011.

Equity income from affiliates was $110 million for the first quarter, which primarily reflects the performance of partnerships with AstraZeneca LP and Sanofi Pasteur MSD.

Other (income) expense, net was $142 million of expense in the first quarter of 2012, compared to $622 million of expense in the first quarter 2011.  The first quarter of 2011 included a $500 million charge related to the resolution of the arbitration proceeding with Johnson & Johnson.

Key Developments

The company noted the following developments:

•                  Obtained U.S. Food and Drug Administration (FDA) approval for JANUMET XR (sitagliptin/metformin hydrochloride extended-release) tablets.  JANUMET XR is a new treatment for type 2 diabetes that combines sitagliptin with extended-release metformin in a once-daily formulation as a treatment option for patients who need help to control their blood sugar.

•                  Confirmed plans to file a New Drug Application with the FDA in 2012 for suvorexant, an investigational dual orexin receptor antagonist for the treatment of insomnia, based on the positive results of two pivotal Phase III studies.

•                  Received FDA approval for ZIOPTAN (tafluprost ophthalmic solution) 0.0015%, the first preservative-free prostaglandin analog ophthalmic solution for reducing elevated intraocular pressure in patients with open-angle glaucoma or ocular hypertension.

•                  Announced plans for a joint venture with Supera Farma Laboratorios S.A. to commercialize innovative pharmaceutical products and branded generics in Brazil.

•                  Signed an agreement in April with Endocyte Inc. for rights to develop and commercialize Endocyte’s novel investigational therapeutic candidate vintafolide for multiple cancer indications.

Financial Targets

Merck reiterated that it expects full-year 2012 non-GAAP EPS to be between $3.75 and $3.85.  The company also expects the 2012 GAAP EPS range to be $2.04 to $2.30.  The 2012 non-GAAP range excludes acquisition-related costs and costs related to restructuring programs.

Merck continues to expect full-year 2012 revenues to be at or near 2011 levels on a constant currency basis.  At current exchange rates, sales would be affected unfavorably by about 2 to 3 percent.

In addition, the company continues to expect full-year 2012 non-GAAP R&D expenses to be at approximately the same level as in 2011 and the full-year 2012 non-GAAP tax rate to be in the range of 23 to 25 percent.

A reconciliation of anticipated 2012 EPS as reported in accordance with GAAP to non-GAAP EPS that excludes certain items is provided in the table below.7

$ in millions, except EPS amounts	Full Year 2012
GAAP EPS	$2.04 to $2.30
Difference[3]	1.71 to 1.55
Non-GAAP EPS that excludes items listed below	$3.75 to $3.85

Acquisition-related costs[4]	$5,200 to $4,900
Restructuring costs	1,100 to 800
Net decrease (increase) in income before taxes	6,300 to 5,700
Estimated income tax (benefit) expense	(1,110) to (985)
Decrease (increase) in net income	$5,190 to $4,715

Total Employees

As of March 31, 2012, Merck had approximately 84,000 employees worldwide.

Earnings Conference Call

Investors are invited to a live audio webcast of Merck’s first-quarter earnings conference call today at 8:00 a.m. EDT by visiting Merck’s Web site, www.merck.com/investors/events-and-presentations/home.html.  Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782.  Journalists are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917.  A replay of the call will be available starting at 11 a.m. EDT today for approximately one week.  To listen to the replay, dial (404) 537-3406 or (855) 859-2056 and enter ID No. 56855442.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube.

7       Both non-GAAP and GAAP EPS guidance for 2012 assume the potential exercise by AstraZeneca of the Shares Option in mid-2012 and include the estimated associated impact on revenue and equity income from affiliates.  They do not reflect any gain on the potential transaction, which would be reflected only in the company’s GAAP results.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that all of the expected synergies from the merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; Merck’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s patents and other protections for innovative products; and the exposure to litigation and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2011 Annual Report on Form 10-K and the company’s other filings with the  Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

###

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP
	1Q12	1Q11	% Change

Sales	$11,731	$11,580	1%

Costs, Expenses and Other
Materials and production (1)	4,037	4,059	-1%
Marketing and administrative (1)	3,074	3,164	-3%
Research and development (1)	1,862	2,158	-14%
Restructuring costs (2)	219	(14)	*
Equity income from affiliates (3)	(110)	(138)	-20%
Other (income) expense, net (1) / (4)	142	622	-77%
Income Before Taxes	2,507	1,729	45%
Income Tax Provision	740	658
Net Income	1,767	1,071	65%
Less: Net Income Attributable to Noncontrolling Interests	29	28
Net Income Attributable to Merck & Co., Inc.	$ 1,738	$ 1,043	67%
Earnings per Common Share Assuming Dilution (5)	$ 0.56	$ 0.34	65%

Average Shares Outstanding Assuming Dilution	3,074	3,104
Tax Rate (6)	29.5%	38.1%

*100% or greater

(1) Amounts include the impact of acquisition-related costs, restructuring costs and certain other items. See accompanying tables for details.

(2) Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.

(3) Primarily reflects equity income from the AstraZeneca LP and Sanofi Pasteur MSD partnerships.

(4) Other (income) expense, net in the first quarter of 2011 includes a charge of $500 million related to the resolution of the arbitration proceeding with Johnson & Johnson and a $134 million gain on the sale of certain manufacturing facilities and related assets.

(5) The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders (losses are not allocated). Net income attributable to Merck & Co., Inc. common shareholders used to calculate earnings per common share assuming dilution was $1,736 million for the first quarter of 2012 and was $1,040 million for the first quarter of 2011.

(6) The GAAP effective tax rates for the first quarter of 2012 and 2011 were 29.5% and 38.1%, respectively. Excluding the impact of the non-GAAP reconciling items detailed in the accompanying tables, the effective tax rates were 24.8% and 25.5% for the first quarter of 2012 and 2011, respectively.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

FIRST QUARTER 2012

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition- Related Costs (1)	Restructuring Costs (2)	Certain Other Items	Adjustment Subtotal		Non-GAAP
Sales	$11,731				$—		$11,731

Costs, Expenses and Other

Materials and production	4,037	1,229	5		1,234		2,803

Marketing and administrative	3,074	51	24		75		2,999

Research and development	1,862	9	45		54		1,808

Restructuring costs	219		219		219		—

Equity income from affiliates	(110)				—		(110)

Other (income) expense, net	142				—		142

Income Before Taxes	2,507	(1,289)	(293)	—	(1,582)		4,089

Income Tax Provision	740				(276	) (3)	1,016

Net Income	1,767				(1,306)		3,073

Less: Net Income Attributable to Noncontrolling Interests	29				—		29

Net Income Attributable to Merck & Co., Inc.	$1,738				$(1,306)		$3,044

Earnings per Common Share Assuming Dilution	$0.56						$0.99 (4)

Average Shares Outstanding Assuming Dilution	3,074						3,074

Tax Rate	29.5%						24.8%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends.  Management believes that providing this information enhances investors’ understanding of the company’s performance.  This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1)                        Amounts included in materials and production costs reflect expenses for the amortization of intangible assets recognized as a result of mergers and acquisitions.  Amounts included in marketing and administrative expenses reflect merger integration costs.  Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges.

(2)                        Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.

(3)                        Represents the estimated tax impact on the reconciling items.

(4)                        The company calculates earnings per share pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders.  Net income attributable to Merck & Co., Inc. common shareholders used to calculate non-GAAP earnings per common share assuming dilution was $3,040 million for the first quarter of 2012.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

Table 3

	2012	2011					% Change
	1Q	1Q	2Q	3Q	4Q	Full Year	1Q
TOTAL SALES (1)	$11,731	$11,580	$12,151	$12,022	$12,294	$48,047	1

PHARMACEUTICAL	10,082	9,820	10,360	10,354	10,755	41,289	3

Primary Care and Women’s Health
Cardiovascular
Zetia	614	582	592	614	640	2,428	6
Vytorin	444	480	459	469	475	1,882	-8

Diabetes & Obesity
Januvia	919	739	779	846	960	3,324	24
Janumet	392	305	321	350	386	1,363	29

Respiratory
Singulair	1,340	1,328	1,354	1,336	1,461	5,479	1
Nasonex	375	373	323	266	325	1,286	1
Clarinex	134	155	209	128	129	621	-14
Asmanex	48	60	47	42	57	206	-19
Dulera	39	13	25	22	37	96	*

Women’s Health & Endocrine
Fosamax	184	208	221	215	211	855	-12
NuvaRing	146	142	154	159	168	623	2
Follistim AQ	116	133	143	129	126	530	-13
Implanon	76	60	81	80	74	294	27
Cerazette	67	59	66	74	69	268	14

Other
Maxalt	156	173	131	156	178	639	-10
Arcoxia	112	114	100	108	110	431	-1
Avelox	73	106	61	59	95	322	-31

Hospital and Specialty
Immunology
Remicade	519	753	842	561	511	2,667	-31
Simponi	74	54	75	74	61	264	38

Infectious Disease
Isentress	337	292	337	343	387	1,359	15
PegIntron	162	166	154	163	175	657	-2
Cancidas	145	158	168	150	164	640	-8
Victrelis	111	1	21	31	87	140	*
Invanz	101	87	103	107	110	406	17
Primaxin	88	136	136	124	119	515	-35
Noxafil	59	55	56	61	59	230	7

Oncology
Temodar	237	248	234	223	230	935	-4
Emend	102	87	120	98	114	419	17

Other
Cosopt / Trusopt	124	114	122	124	117	477	9
Bridion	58	41	47	52	60	201	39
Integrilin	53	64	56	53	57	230	-17

Diversified Brands
Cozaar / Hyzaar	336	426	406	404	427	1,663	-21
Propecia	108	106	112	112	117	447	2
Zocor	103	127	107	110	111	456	-19
Claritin Rx	87	120	65	55	74	314	-28
Remeron	57	60	57	65	59	241	-5
Vasotec / Vaseretic	53	57	59	57	58	231	-6
Proscar	51	60	53	58	52	223	-15

Vaccines
Gardasil	284	214	277	445	274	1,209	33
ProQuad, M-M-R II and Varivax	255	244	291	391	276	1,202	4
RotaTeq	142	125	148	184	195	651	14
Pneumovax	112	79	64	133	222	498	42
Zostavax	76	24	122	108	78	332	*

Other Pharmaceutical (2)	1,013	892	1,064	1,018	1,064	4,038	14

ANIMAL HEALTH	821	758	802	826	868	3,253	8

CONSUMER CARE	554	517	541	421	361	1,840	7
Claritin OTC	169	167	134	118	92	511	1

Other Revenues (3)	274	486	448	421	310	1,666	-43
Astra	186	322	306	299	256	1,184	-42

*	100% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1)            Only select products are shown.

(2)            Includes Pharmaceutical products not individually shown above. Other Vaccines sales included in Other Pharmaceutical were $60 million for the first quarter of 2012. Other Vaccines sales included in Other Pharmaceutical were $54 million, $67 million, $100 million and $62 million for the first, second, third and fourth quarters of 2011, respectively.

(3)            Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales.